Exhibit 99.1

FOR IMMEDIATE RELEASE

ESMARK INCORPORATED ACQUISITION COMPLETED

WHEELING, WV, August 5, 2008 – Esmark Incorporated (NASDAQ: ESMK) (“Esmark”) today announced the completion of its acquisition by OAO Severstal (LSE: SVST; RTS: CHMF) (“Severstal”). The acquisition was completed pursuant to the merger of Severstal Wheeling Acquisition Corp., a wholly-owned subsidiary of Severstal, with and into Esmark. Esmark was the surviving corporation of the merger and is now an indirect, wholly-owned subsidiary of Severstal and has been renamed “Severstal Wheeling Holding Company”.

The offering period for Severstal’s tender offer for all outstanding shares of Esmark expired at 10:00 a.m., Eastern Daylight Time, on Monday, August 4, 2008. Severstal announced that, as of that date, 38,767,487 shares of Esmark common stock (approximately 94.17% of the Company’s outstanding shares) were validly tendered and not withdrawn pursuant to the Offer and had been accepted for payment.

Following expiration of the offer period, on August 4, 2008, Severstal effected a merger to complete the acquisition of Esmark without a vote or meeting of Esmark stockholders pursuant to the short-form merger procedure available under Delaware law. In the merger, each outstanding Esmark share not tendered and purchased in the offer (other than shares in respect of which appraisal rights are validly exercised under Delaware law) were converted into the right to receive the same $19.25 per share price that was paid in the tender offer, without interest and less any required withholding taxes. As a result of the merger, Esmark’s common stock will cease to be traded on the NASDAQ Global Select Market.

With the completion of the tender offer and consummation of the merger, Severstal acquired all of Esmark’s businesses, including:

•	Wheeling-Pittsburgh Steel Corporation (to be renamed “Severstal Wheeling, Inc.)

•	Esmark Steel Service Group, Inc. (to be renamed “Northern Steel Group, Inc.”)

•	Remaining 50% ownership of the joint venture Mountain State Carbon, LLC, a blast furnace coking coal facility in West Virginia.

UBS Securities, LLC acted as lead financial advisor, Charlestown Capital Advisers, LLC acted as equity adviser, Raymond James and Associates, Inc. acted as debt advisor, and McGuireWoods LLP acted as legal counsel to Esmark.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.654.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

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